EXHIBIT 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investor Relations: Eric Boyriven/Bob Joyce
Press: Scot Hoffman
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS
FISCAL 2007 THIRD QUARTER RESULTS
- Earnings per diluted share increase to $0.69 -

Melville, NY, June 28, 2007 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC or the Company,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its third quarter of fiscal 2007 ended May 26, 2007.  The financial results of J&L America, Inc. (“J&L”) prior to June 8, 2006 are not included in the consolidated statement of income or consolidated statement of cash flows for the fiscal 2006 periods in the attached tables.

For the third quarter of fiscal 2007, net sales were $431.1 million, compared with $329.8 million in the third quarter of fiscal 2006, an increase of 30.7%.  Sales from the J&L acquisition accounted for approximately 74.0% of the overall sales growth in the quarter.  Net income in the third quarter of fiscal 2007 increased 23.6% to $45.8 million, compared with net income of $37.0 million for the third quarter of fiscal 2006.  The Company reported diluted earnings per share of $0.69, an increase of 27.8% over diluted earnings per share of $0.54 in the prior year period.

For the first nine months of fiscal 2007, net sales rose 32.8% to $1.24 billion, from $931.7 million in the first nine months of fiscal 2006.  J&L represented approximately 72.0% of this growth.  Net income for the first nine months of fiscal 2007 totaled $126.6 million compared to $102.3 million a year ago, an increase of 23.7%.  For the fiscal 2007 nine-month period, the Company reported diluted earnings per share of $1.89, an increase of 26.0% over diluted earnings per share of $1.50 in the year-ago period.  Included in the Company’s results for the first nine months of fiscal 2007 are pre-tax charges totaling $4.8 million, or $0.04 per diluted share on an after-tax basis, for costs related to the integration of the J&L acquisition.

“Our results in the third quarter continue to reflect our strong operational and financial execution throughout fiscal 2007,” stated David Sandler, President and Chief Executive Officer.  “Despite the softness seen in the industrial economy in recent periods, we maintained our focus on providing our customers with a compelling value proposition that allows them to reduce their operating costs and enhance their efficiency, while maintaining the level of customer service they have come to expect from MSC.  We also continued our careful focus on operating expense

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2007 THIRD QUARTER RESULTS Page -2-

controls and gross margin execution, which resulted in better than expected operating margins during the period.  The net result was continued solid growth of our business and performance that met or exceeded all key metrics.”

“The successful integration of the J&L acquisition continued during the third quarter, and we remain on track to meet our goal of $20 million in annual savings related to this acquisition,” continued Mr. Sandler.  “We have now successfully completed the migration of J&L to the MSC computer system, and J&L orders are now being seamlessly processed and shipped from MSC customer fulfillment centers.  This was a large and very complicated task, and its successful conclusion is a testament to the quality and commitment of everyone involved with the project.  I am very proud of how well our organization performed during the integration of J&L, and wish to extend my congratulations to the entire team.”

“Our financial performance continued to be excellent in the third quarter,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “Our strong operational execution allowed us to grow sales by 30.7%, while our focus on expense management resulted in higher than expected operating margins of 17.5%, which includes $1.5 million in J&L integration costs, as well as $1.9 million in additional amortization expense during the third quarter related to the J&L acquisition.  Our results for the quarter also benefited from the successful implementation of efficient tax planning strategies, which reduced our tax rate in the period to 37.1% from 38.6% a year ago. Earnings per diluted share for the third quarter of fiscal 2007 exceeded the midpoint of our guidance by $0.04 per share. Approximately $0.02 per share was derived from improved operating margins and reduced interest expense.  The balance was due to improved tax efficiency.  The quarter was also strong from a cash flow perspective, as consolidated free cash flow (see Note 1) was $44.9 million, an improvement of nearly $10 million over year-ago levels.  We leveraged this strong cash flow performance to continue investing in the business, while also strengthening our balance sheet by paying down debt levels and returning capital to shareholders through dividend payments and our stock repurchase program.”

Mr. Sandler concluded, “We are especially pleased with our financial performance, despite the prevalent softness of the industry reflected in seven months of weak ISM index reports. Although market conditions have not changed, the two most recent ISM index reports show more optimism in the market.  We are not currently seeing that optimism reflected in our ordering rates from customers, however, history shows that if the trend in the ISM continues, we should see improving business conditions in the upcoming months.  Accordingly, based on current market conditions, we expect consolidated net sales for the fourth quarter of fiscal 2007 to be between $442.0 million and $448.0 million and diluted earnings per share to be between $0.67 and $0.69, including a charge of approximately $0.02 per diluted share for costs related to the integration of the J&L acquisition.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the Company’s results for the third quarter of fiscal 2007, and to comment on current operations. The call may be accessed via the Internet at: http://www.mscdirect.com.

- MORE -

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2007 THIRD QUARTER RESULTS Page -3-

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities during the third quarter of fiscal 2007 was $44.9 million.  Expenditures for property, plant and equipment in the third quarter of fiscal 2007 were $6.7 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.

About MSC Industrial Direct
MSC Industrial Direct is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (MRO) supplies to industrial customers throughout the United States. MSC distributes in excess of 500,000 industrial products from more than 2,100 suppliers to approximately 348,000 customers. In-stock availability is approximately 99%, with next day, standard ground delivery to the majority of the industrial United States. MSC reaches its customers through a combination of over 30 million direct-mail catalogs and CD-ROMs, approximately 95 branch sales offices, 780 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals. For more information, visit the Company's Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the Company’s ability to timely and efficiently integrate the J&L business acquired in June 2006 and realize the anticipated synergies from this transaction, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits, and various other risk factors listed from time to time in the Company's SEC reports.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2007 THIRD QUARTER RESULTS Page -4-

(Tables Follow)
MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 26, 2007 (Unaudited)	August 26, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$9,892	$7,718
Accounts receivable, net of allowance for doubtful accounts	196,295	185,734
Inventories	317,153	298,391
Prepaid expenses and other current assets	19,874	21,341
Deferred income taxes	19,786	14,289
Total current assets	563,000	527,473

Property, plant and equipment, net	127,323	122,100
Goodwill	272,806	271,652
Identifiable intangibles, net	72,753	76,292
Other assets	8,819	16,781
Total Assets	$1,044,701	$1,014,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term notes payable	$48,221	$7,843
Accounts payable	58,925	56,877
Accrued liabilities	62,728	88,007
Total current liabilities	169,874	152,727
Long-term notes payable	152,490	192,986
Deferred income tax liabilities	32,101	29,312
Total liabilities	354,465	375,025
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	58	57
Class B common stock	19	19
Additional paid-in capital	396,129	379,630
Retained earnings	574,231	477,305
Other comprehensive income	517	27
Class A treasury stock, at cost	(280,718)	(217,765)
Total shareholders’ equity	690,236	639,273
Total Liabilities and Shareholders’ Equity	$1,044,701	$1,014,298

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2007 THIRD QUARTER RESULTS Page -5-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 26, 2007	May 27, 2006	May 26, 2007	May 27, 2006
Net sales	$431,057	$329,817	$1,237,687	$931,650
Cost of goods sold	231,752	173,812	665,090	491,345
Gross profit	199,305	156,005	572,597	440,305
Operating expenses	123,896	96,977	358,413	275,671
Income from operations	75,409	59,028	214,184	164,634
Other (Expense) Income:
Interest expense	(3,125)	(7)	(9,667)	(21)
Interest income	271	1,250	708	3,185
Other (expense) income, net	238	56	205	207
Total other (expense) income	(2,616)	1,299	(8,754)	3,371
Income before provision for income taxes	72,793	60,327	205,430	168,005
Provision for income taxes	27,028	23,309	78,862	65,723
Net income	$45,765	$37,018	$126,568	$102,282
Per Share Information:
Net income per common share:
Basic	$0.70	$0.55	$1.92	$1.53
Diluted	$0.69	$0.54	$1.89	$1.50
Weighted average shares used in computing net income per common share
Basic	65,418	67,076	65,834	66,743
Diluted	66,740	68,730	67,079	68,283
Cash dividends declared per common share	$0.18	$0.14	$0.46	$0.40

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2007 THIRD QUARTER RESULTS Page -6-

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Statements of Cash Flows
 (In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	May 26, 2007	May 27, 2006

Cash Flows from Operating Activities:

Net income	$126,568	$102,282
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	19,246	9,398
Gain on sale of securities	--	(858)
Stock-based compensation	6,230	7,282
Loss on disposal of property, plant and equipment	153	--
Provision for doubtful accounts	3,262	1,824
Deferred income taxes	(2,708)	(1,565)
Amortization of bond premiums	--	201
Reclassification of excess tax benefits from stock-based compensation	(3,397)	(7,402)

Changes in operating assets and liabilities:
Accounts receivable	(13,823)	(20,592)
Inventories	(18,762)	(23,201)
Prepaid expenses and other current assets	1,957	(1,607)
Other assets	7,825	6,602
Accounts payable and accrued liabilities	(1,237)	18,343

Total adjustments	(1,254)	(11,575)

Net cash provided by operating activities	125,314	90,707

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	--	153,426
Purchases of investments in available-for-sale securities	--	(132,131)
Business acquisition	(12,734)	--
Expenditures for property, plant and equipment	(21,420)	(15,848)

Net cash (used in) provided by investing activities	(34,154)	5,447

Cash Flows from Financing Activities:
Purchase of treasury stock	(70,407)	--
Payment of cash dividends	(30,418)	(26,851)
Reclassification of excess tax benefits from stock-based compensation	3,397	7,402
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,096	1,728
Proceeds from exercise of Class A common stock options	6,464	13,681
Repayments of notes payable	(118)	(114)

Net cash used in financing activities	(88,986)	(4,154)
Net increase in cash and cash equivalents	2,174	92,000
Cash and cash equivalents – beginning of period	7,718	41,020
Cash and cash equivalents – end of period	$9,892	$133,020
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$80,042	$58,512
Cash paid for interest	$9,195	$21